                                                                  EXHIBIT 20.1


                           FORD MOTOR CREDIT COMPANY

                                AND SUBSIDIARIES

                1994 AUDIT OF CONSOLIDATED FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Ford Motor Credit Company:

We have audited the consolidated balance sheet of Ford Motor Credit Company and Subsidiaries at December 31, 1994 and 1993, and the related consolidated statements of income and of earnings retained for use in the business and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ford Motor Credit Company and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 3, 10 and 11 to the consolidated financial statements, the Company changed its methods of accounting for postretirement health care benefits and income taxes in 1992.


Coopers & Lybrand L.L.P.


Detroit, Michigan
January 27, 1995

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF INCOME AND OF EARNINGS
                        RETAINED FOR USE IN THE BUSINESS

                                 (in millions)

                                                                       FOR THE YEARS ENDED DECEMBER  31
                                                                       --------------------------------
                                                                    1994             1993              1992
                                                                -----------      -----------       -----------
Financing revenue
   Operating leases                                                $  5,343.2       $  3,602.6       $  2,353.1
   Retail                                                             3,231.5          3,305.2          3,347.4
   Wholesale                                                            964.8            679.6            712.4
   Diversified                                                          119.8            143.9            199.8
   Other                                                                267.6            221.1            221.2
                                                                    ---------       ----------       ----------

              Total financing revenue                                 9,926.9          7,952.4          6,833.9

Investment and other income                                             462.4            386.0            239.4
                                                                   ----------       -----------      ----------

              Total revenue                                          10,389.3          8,338.4          7,073.3

Expenses
   Depreciation on operating leases                                   3,910.0          2,675.7          1,652.6
   Interest expense                                                   3,540.8          2,919.3          3,076.5
   Operating expenses                                                   925.4            796.5            758.2
   Provision for credit losses                                          246.5            270.2            418.0
                                                                   ----------       -----------      ----------

              Total expenses                                          8,622.7          6,661.7          5,905.3
                                                                   ----------       ----------       ----------

Equity in net income of affiliated companies                            232.5            198.3            155.2
                                                                   ----------       ----------       ----------

Income before income taxes and cumulative
   effects of changes in accounting principles                        1,999.1          1,875.0          1,323.2

Provision for income taxes                                              675.7            673.3            424.9
                                                                   ----------       ----------       ----------

Income before minority interest and cumulative
   effects of changes in accounting principles                        1,323.4          1,201.7            898.3

Minority interest in net income of subsidiaries                          10.7              7.9              6.1
                                                                   ----------       ----------       ----------

Income before cumulative effects of
   changes in accounting principles                                   1,312.7          1,193.8            892.2

Cumulative effects of changes in
   accounting principles                                                    -                -            146.5
                                                                    ---------       ----------       ----------

Net income                                                            1,312.7          1,193.8          1,038.7

Earnings retained for use in the business
   Beginning of year                                                  4,899.9          3,956.1          3,717.4
   Dividends
       Cash                                                            (364.0)          (250.0)          (600.0)
       Stock of Ford Holdings, Inc.                                         -                -           (200.0)
                                                                   ----------       ----------       ----------

              End of year                                          $  5,848.6       $  4,899.9       $  3,956.1
                                                                   ==========       ==========       ==========

The accompanying notes are part of the financial statements.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                 (in millions)


                                                                                           DECEMBER 31
                                                                                -----------------------------
                                    ASSETS                                            1994            1993
                                                                                -------------   -------------

Cash and cash equivalents                                                       $      292.0     $      992.3

Investments in securities                                                            1,596.3          1,207.3

Finance receivables, net                                                            56,946.5         50,759.2

Notes and accounts receivable from affiliated
     companies                                                                         250.3            384.4

Equity in net assets of affiliated companies                                         1,346.5          1,201.9

Net investment, operating leases                                                    19,993.9         12,600.9

Other assets                                                                         2,799.0          2,508.8
                                                                                ------------     ------------

             Total assets                                                       $   83,224.5     $   69,654.8
                                                                                ============     ============


                     LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
   Accounts payable
     Trade, customer deposits, and
        dealer reserves                                                         $    1,326.5     $    1,079.2
     Affiliated companies                                                              496.0            261.9
                                                                                ------------     ------------

             Total accounts payable                                                  1,822.5          1,341.1

   Debt                                                                             70,440.4         58,798.7

   Deferred income taxes                                                             2,405.9          2,048.7

   Other liabilities and deferred income                                             1,495.6          1,394.6
                                                                                ------------     ------------

             Total liabilities                                                      76,164.4         63,583.1

Minority interest in net assets of subsidiaries                                        397.5            297.0

STOCKHOLDER'S EQUITY
   Capital stock, par value $100 a share, 250,000
        shares authorized, issued and outstanding                                       25.0             25.0
   Paid-in surplus (contributions by stockholder)                                      917.3            917.3
   Unrealized (loss)/gain on investments in
        securities, net of taxes                                                       (70.0)            17.8
   Foreign currency translation adjustments                                            (58.3)           (85.3)
   Earnings retained for use in the business                                         5,848.6          4,899.9
                                                                                ------------     ------------

             Total stockholder's equity                                              6,662.6          5,774.7
                                                                                ------------     ------------

             Total liabilities and stockholder's equity                         $   83,224.5     $   69,654.8
                                                                                ============     ============




The accompanying notes are part of the financial statements.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (in millions)


                                                                             FOR THE YEARS ENDED DECEMBER 31
                                                                     ------------------------------------------------
                                                                          1994             1993              1992
                                                                     -------------    -------------   ---------------

Cash flows from operating activities
   Net income                                                           $  1,312.7    $     1,193.8    $     1,038.7
   Adjustments to reconcile net income to
        net cash provided by operating
        activities
     Cumulative effects of changes in accounting
        principles                                                               -                -           (146.5)
     Provision for credit losses                                             246.5            270.2            418.0
     Depreciation and amortization                                         3,969.4          2,745.8          1,732.7
     Gain on sales of finance receivables                                    (11.4)           (92.5)            (0.1)
     Equity in net income of affiliates                                     (232.5)          (198.3)          (155.2)
     Deferred income taxes                                                   349.3            565.3            328.2
     Changes in the following items
        Other assets                                                        (186.6)          (327.0)          (169.3)
        Other liabilities                                                    625.4            229.1             20.3
     Other                                                                   (23.4)            27.4            (67.9)
                                                                     -------------    -------------    -------------

           Net cash provided by
               operating activities                                        6,049.4          4,413.8          2,998.9
                                                                     -------------    -------------    -------------

Cash flows from investing activities
   Purchase of finance receivables                                      (134,498.7)      (113,424.9)       (88,295.2)
   Collection of finance receivables                                     125,079.4        105,933.6         83,956.9
   Proceeds from sales of finance receivables                              3,105.1          2,521.3          3,349.6
   Purchase of operating lease vehicles                                  (14,842.5)        (9,908.0)        (6,464.0)
   Liquidation of operating lease vehicles                                 3,448.9          2,317.8          1,324.7
   Other                                                                    (484.6)            53.9            (97.2)
                                                                     -------------    -------------    -------------

           Net cash used in
               investing activities                                      (18,192.4)       (12,506.3)        (6,225.2)
                                                                     -------------    -------------    -------------

Cash flows from financing activities
   Proceeds from issuance of long-term debt                               10,721.1         12,934.9          6,517.0
   Principal payments on long-term debt                                   (8,035.7)        (6,326.2)        (7,348.1)
   Change in short-term debt, net                                          8,898.0          2,568.4          3,232.9
   Cash dividends paid                                                      (364.0)          (250.0)          (600.0)
   Other                                                                     225.4           (132.8)          (143.3)
                                                                     -------------    -------------    -------------

           Net cash provided by
               financing activities                                       11,444.8          8,794.3          1,658.5

Effect of exchange rate changes on
     cash and cash equivalents                                                (2.1)            (4.5)            (9.9)
                                                                     -------------    -------------    -------------
           Net change in cash and cash equivalents                          (700.3)           697.3         (1,577.7)

Cash and cash equivalents, beginning of year                                 992.3            295.0          1,872.7
                                                                     -------------    -------------    -------------

Cash and cash equivalents, end of year                               $       292.0    $       992.3    $       295.0
                                                                     =============    =============    =============

Supplementary cash flow information
   Interest paid                                                     $     3,494.2    $     2,871.6    $     3,198.2
   Taxes paid                                                                341.2            101.2              4.0


The accompanying notes are part of the financial statements.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1.  ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Ford Motor Credit Company ("Ford Credit") and its majority-owned domestic and foreign subsidiaries and joint ventures. Affiliates that are 20-50 percent owned, principally Ford Holdings, Inc. ("Ford Holdings"), are included in the consolidated financial statements on an equity basis. Ford Credit is a wholly owned subsidiary of Ford Motor Company ("Ford").

Unrealized gains or losses on investments in securities are reported in a separate component of stockholder's equity and relate principally to Ford Credit's equity interest in Ford Holdings' investment portfolio.

Revenue Recognition

Revenue from finance receivables is recognized using the interest (actuarial) method. Certain loan origination costs are deferred and amortized to financing revenue over the life of the related loans using the interest method. Rental revenue on operating leases is recognized on a straight-line basis over the term of the lease.

Allowance for Credit Losses

Allowances for estimated credit losses are established as required based on historical experience. Other factors that affect collectibility also are evaluated and additional amounts may be provided. Finance receivables and lease investments are charged to the allowance for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower or lessee, the value of the collateral, recourse to guarantors and other factors. Collateral held for resale included in other assets is carried at the lower of the recorded investment in the receivable or its estimated fair value at the date of repossession. Any difference between the recorded investment in the receivable or lease and the actual sales price of the underlying collateral is charged to the allowance for credit losses. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowance for credit losses.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 1.  ACCOUNTING POLICIES (continued)

Derivative Financial Instruments

Ford Credit has entered into agreements to manage exposures to fluctuations in interest rates and foreign exchange. These agreements are used to hedge exposure created by the difference in maturities of funding sources versus the average maturities of finance receivables and operating leases and to hedge debt denominated in foreign currencies. All instruments are classified as "held for purposes other than trading"; company policy specifically prohibits the use of derivatives for speculative purposes.

Interest rate swap agreements are used to manage interest rate fluctuations. The differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense in the period. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the original agreement.

Foreign currency swap agreements are used to manage foreign exchange exposure. The differential paid or received on currency swaps is recognized as an adjustment to interest expense in the period. Gains and losses on the foreign currency swap agreements are recognized during the period of the related transactions.

Foreign Currency Translation

Revenues, costs and expenses of foreign subsidiaries are translated to U.S. dollars at average-period exchange rates. Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates with the effects of these translation adjustments being reported in a separate component of stockholder's equity. The change in this account results from translation adjustments recorded during the year.

Cash Equivalents

Ford Credit considers investments purchased with a maturity of three months or less to be cash equivalents.

Financial Statement Reclassifications

Certain amounts in prior year financial statements have been reclassified to conform with presentations adopted in 1994.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 2.  MARKETABLE AND OTHER SECURITIES

Ford Credit adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. The cumulative effect of this change in accounting principle on Ford Credit's financial statements was not material.

Available-for-sale securities are recorded at fair value with unrealized gains and losses excluded from income and reported in a separate component of stockholder's equity. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The basis of cost used in determining realized gains and losses is specific identification.

The fair value of substantially all securities was estimated based on quoted market prices for those securities. For securities for which there were no quoted market prices, the estimate of fair value was based on similar types of securities that are traded in the market.

                                                                                 GROSS          ESTIMATED
                                                               AMORTIZED       UNREALIZED         FAIR
                                                                 COST            LOSSES           VALUE
                                                             ------------    -------------    -------------
                                                                             (in millions)
Available-for-sale securities
- -----------------------------
Debt securities issued by the
   U.S. government and agencies                              $       4.8        $      -        $       4.8

Held-to-maturity securities
- ---------------------------

Municipal securities                                               687.5             5.7              681.8
Corporate debt securities                                           52.1             0.4               51.7
Redeemable preferred stock                                          40.0             0.1               39.9
                                                             -----------        --------        -----------

       Total held-to-maturity securities                           779.6             6.2              773.4
                                                             -----------        --------        -----------

       Total investments in securities with
          readily determinable fair values                         784.4             6.2              778.2

Other non-marketable equity securities                             811.9               -              811.9
                                                             -----------        --------        -----------

       Total investments in securities                       $   1,596.3        $    6.2        $   1,590.1
                                                             ===========        ========        ===========





                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 2. MARKETABLE AND OTHER SECURITIES (continued)

The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31, 1994, by contractual maturity, were as follows (in millions):

                                                          AVAILABLE-FOR-SALE            HELD-TO-MATURITY
                                                   ----------------------------  ---------------------------
                                                       AMORTIZED       FAIR          AMORTIZED      FAIR
                                                        COST           VALUE          COST          VALUE
                                                   -------------  -------------  -------------  ------------
                                                                        (in millions)
Due in one year or less                            $           -  $           -  $       60.3   $       60.2

Due after one year through five years                        4.5            4.5         146.1          146.1

Due after five years through ten years                       0.3            0.3         573.2          567.1
                                                   -------------  -------------  ------------   ------------

                                                   $         4.8  $         4.8  $      779.6   $      773.4
                                                   =============  =============  ============   ============

Proceeds from sales of available-for-sale securities were $74.2 million in 1994.


NOTE 3.  EQUITY INVESTMENT IN FORD HOLDINGS

Ford Holdings' primary activities consist of consumer and commercial financing operations, insurance underwriting, and equipment leasing through its wholly owned subsidiaries, Associates First Capital Corporation, The American Road Insurance Company, and USL Capital Corporation (formerly United States Leasing International, Inc.).

In 1992, Ford Credit transferred $200 million of Ford Holdings' common stock to Ford as dividends.

At December 31, 1994 and 1993, Ford Credit owned 45% of the common stock representing 33.8% of the voting power of Ford Holdings. Ford owns the remaining common stock representing 41.2% of the voting power. The balance of the voting power is represented by preferred stock owned by persons other than Ford or Ford Credit.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 3.  EQUITY INVESTMENT IN FORD HOLDINGS (continued)

Condensed financial information of Ford Holdings as of December 31 was as follows:

                                                                  1994              1993             1992
                                                              ------------     -------------    -------------
                                                                               (in millions)
   INCOME STATEMENT
       Revenue                                                $    5,880.5     $     5,291.8    $     4,816.8
       Income before income taxes and
          cumulative effects of changes
          in accounting principles                                   940.5             830.6            588.0
       Cumulative effects of changes in
          accounting principles                                          -                 -             25.8*
       Net income                                                    609.3             511.4            382.9
       Preferred stock dividend requirements                          97.5              74.9             50.8
       Income available for common stockholders                      511.8             436.5            332.1

   BALANCE SHEET
       Assets
          Cash and investments in securities                  $    5,947.0     $     5,100.7
          Finance receivables, net                                29,361.7          24,376.6
          Accounts receivable (including affiliated
              companies) and other assets                          9,064.5           9,121.5
                                                              ------------     -------------

              Total assets                                    $   44,373.2     $    38,598.8
                                                              ============     =============

       Liabilities
          Accounts payable (including affiliated
              companies) and other liabilities                $    5,537.8     $     4,738.3
          Debt payable within one year                            16,054.9          13,802.1
          Long-term debt                                          17,765.1          15,767.7
                                                              ------------     -------------

              Total liabilities                                   39,357.8          34,308.1

       Stockholders' equity                                        5,015.4           4,290.7
                                                              ------------     -------------

              Total liabilities and stockholders'
                equity                                        $   44,373.2     $    38,598.8
                                                              ============     =============

Ford Credit's equity in the net assets of Ford Holdings at December 31, 1994 and 1993 was $1,342 million and $1,199 million, respectively.

*Ford Credit's equity in Ford Holdings' cumulative effects of changes in accounting principles related to postretirement benefits and income taxes in the amount of $11.6 million is included in Ford Credit's 1992 cumulative effects of changes in accounting principles.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 4.  FINANCE RECEIVABLES

Finance receivables at December 31 were as follows:

                                                                                     1994           1993
                                                                                 -----------    -----------
                                                                                       (in millions)
   Retail                                                                      $   40,566.6     $   38,609.3
   Wholesale                                                                       15,252.9         11,698.5
   Diversified                                                                      2,738.2          2,626.0
   Other                                                                            4,263.8          3,681.0
                                                                               ------------     ------------
                Total finance receivables                                          62,821.5         56,614.8

       Add:     Loan origination costs, net                                           155.6            125.4
       Less:    Unearned income                                                    (5,371.0)        (5,263.3)
                Allowance for credit losses                                          (659.6)          (717.7)
                                                                               ------------     ------------

                Finance receivables, net                                       $   56,946.5     $   50,759.2
                                                                               ============     ============

Included in finance receivables is a total of $1.3 billion owed by three customers with the largest receivable balances. During 1994, Ford Credit issued irrevocable standby letters of credit in the amount of $295 million on behalf of one of these customers. A major portion of these amounts are guaranteed by Ford.

Ford Credit periodically sells finance receivables under agreements which contain recourse provisions. Reserves for estimated losses under the recourse provisions are provided at the time of the sales based principally on historical loss experience. Ford Credit continues to service the sold receivables for a fee. Ford Credit's servicing portfolio relating to these finance receivables sales amounted to $8.1 billion and $6.7 billion at December 31, 1994 and 1993, respectively.

The maturities of finance receivables outstanding at December 31, 1994 were as follows:

                                                   DUE IN YEAR
                                             ENDING DECEMBER 31                       DUE
                                   ------------------------------------------        AFTER
                                         1995           1996           1997          1997       TOTAL
                                   -------------   ------------  ------------    ------------  ------------
                                                               (in millions)
   Retail                          $    15,099.5  $    11,407.3  $    8,345.8    $   5,714.0   $    40,566.6
   Wholesale                            15,252.9              -             -              -        15,252.9
   Diversified                             179.0          125.8         165.6         2,267.8        2,738.2
   Other                                 2,582.0          116.8         114.2         1,450.8        4,263.8
                                   -------------  -------------  -----------     -----------   -------------

                 Total             $    33,113.4  $    11,649.9  $    8,625.6    $   9,432.6   $    62,821.5
                                   =============  =============  ============    ===========   =============

It is Ford Credit's experience that a substantial portion of finance receivables are repaid before contractual maturity dates. The above table, therefore, is not to be regarded as a forecast of future cash collections.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 4.  FINANCE RECEIVABLES (continued)

Installments, including interest, past-due 60 days or more and the aggregate receivable balances related to such past-due installments were as follows:

                                         DECEMBER 31, 1994                 DECEMBER 31, 1993
                                      -----------------------           -----------------------
                                      INSTALLMENTS       BALANCES       INSTALLMENTS       BALANCES
                                      ------------       --------       ------------       --------
                                                              (in millions)

   Retail                                  $   26.7         $  183.0         $   10.2         $   97.7
   Diversified                                  5.4              8.0             12.9             56.1
   Other                                        1.0              6.9             23.4             95.3
                                           --------         --------         --------         --------

                 Total                     $   33.1         $  197.9         $   46.5         $  249.1
                                           ========         ========         ========         ========

Included in retail and diversified receivables are investments in direct financing and leveraged leases related to the leasing of motor vehicles and various types of transportation and other equipment:

                                                                                      1994           1993
                                                                                 -----------    ------------
                                                                                       (in millions)
   Investment in direct financing leases
       Minimum lease rentals                                                     $   1,843.7    $    1,752.6
       Estimated residual values                                                     1,420.3         1,383.8
       Lease origination costs                                                           7.1             2.9
          Less:    Unearned income                                                    (467.6)         (471.4)
                   Allowance for credit losses                                         (43.5)          (47.0)
                                                                                 -----------    ------------
                   Net investment in direct
                     financing leases                                            $   2,760.0    $    2,620.9
                                                                                 ===========    ============

Minimum direct financing lease rentals (including executory costs of $32.8 million) for each of the five succeeding years are as follows (in millions):
1995 - $808.3; 1996 - $508.7; 1997 - $334.1; 1998 - $164.6; 1999 - $11.7;
thereafter - $49.1.





                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 4.  FINANCE RECEIVABLES (continued)

                                                                                       1994           1993
                                                                                 -------------  ------------
                                                                                        (in millions)
   Investment in leveraged leases
       Rentals receivable (net of principal
              and interest on nonrecourse debt)                                  $    1,491.9   $    1,417.4
       Estimated residual values                                                        543.1          479.7
       Lease origination costs                                                            3.5            3.2
          Less:    Unearned income                                                     (427.7)        (388.9)
                   Allowance for credit losses                                          (22.8)         (18.9)
                                                                                  ------------   ------------

                   Investment in leveraged leases                                      1,588.0       1,492.5

          Less deferred income taxes arising
                   from leveraged leases                                              (1,427.8)     (1,398.2)
                                                                                  ------------   ------------

                   Net investment in leveraged leases                             $      160.2  $       94.3
                                                                                  ============  ============


NOTE 5.  NET INVESTMENT, OPERATING LEASES

Operating leases at December 31 were as follows:

                                                                                    1994             1993
                                                                               ------------     ------------
                                                                                        (in millions)
   Investment in operating leases
       Vehicles and other equipment, at cost                                   $   24,817.8     $   15,752.7
       Lease origination costs                                                         34.9             20.3
          Less:    Accumulated depreciation                                        (4,602.9)        (2,974.3)
                   Allowance for credit losses                                       (255.9)          (197.8)
                                                                               ------------     ------------

                   Net investment in operating leases                          $   19,993.9     $   12,600.9
                                                                               ============     ============

Future minimum rentals on operating leases are as follows (in millions):  1995
- - $4,158.0; 1996 - $1,594.4; 1997 - $107.2; 1998 - $0.2.

Depreciation expense on operating leases is provided on a straight-line basis over the term of the lease and includes gains or losses upon disposal or impairment of the vehicle.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 6.  ALLOWANCE FOR CREDIT LOSSES

Following is an analysis of the allowance for credit losses relating to finance receivables and operating leases for the past three years:

                                                                            1994         1993         1992
                                                                       -----------   ----------  -----------
                                                                                    (in millions)
   Balance, beginning of year                                          $     915.5   $    915.5  $     825.4
       Additions                                                             246.5        270.2        418.0

       Deductions
          Losses                                                             377.8        391.8        476.5
          Recoveries                                                        (149.1)      (163.4)      (133.9)
                                                                       -----------   ----------  -----------
                 Net losses                                                  228.7        228.4        342.6

       Other changes, including reclassifications
              and amounts related to finance
              receivables sold                                                17.8         41.8        (14.7)
                                                                       -----------   ----------  -----------
                 Net deductions                                              246.5        270.2        327.9
                                                                       -----------   ----------  -----------
   Balance, end of year                                                $     915.5   $    915.5  $     915.5
                                                                       ===========   ==========  ===========


NOTE 7. OTHER ASSETS

Other assets consist of:

                                                                                          DECEMBER 31
                                                                                   -------------------------
                                                                                       1994           1993
                                                                                   ------------   ------------
                                                                                        (in millions)
   Investment in used vehicles held for
       resale, at cost                                                             $    1,269.0 $    1,085.8
   Retained interest in sold receivables                                                  760.5        692.0
   Deferred charges and other assets                                                      388.7        359.6
   Collateral held for resale                                                             297.3        299.9
   Property and equipment, at cost less
       accumulated depreciation of $49.9
       in 1994 and $48.2 in 1993                                                           83.5         71.5
                                                                                   ------------ ------------

              Total                                                                $    2,799.0 $    2,508.8
                                                                                   ============ ============


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 8.  DEBT

Debt at December 31 was as follows:

                                                       DECEMBER 31, 1994
                                                      -------------------
                                                    WEIGHTED
                                                     AVERAGE                           BOOK VALUE
                                                    INTEREST                   -----------------------------
                                                      RATES*     MATURITIES          1994             1993
                                                   ----------    ----------     ------------     ------------
                                                                                        (in millions)
   PAYABLE WITHIN ONE YEAR

     Commercial paper                                                           $   33,228.9     $   24,506.1
     Other short-term debt**                                                         1,136.0          1,001.0
                                                                                ------------     ------------

               Total short-term debt                 5.90%                          34,364.9         25,507.1

     Senior notes payable
            within one year                          7.79%                           4,712.7          7,856.3
                                                                                ------------     ------------

               Total payable within
                    one year                         6.13%                          39,077.6         33,363.4
                                                                                ------------     ------------

   PAYABLE AFTER ONE YEAR

     Unsecured senior notes                          7.02%        1996-2048         31,411.2         25,481.6
        Unamortized discount                                                           (48.4)           (46.8)
                                                                                ------------     ------------

               Total unsecured senior
                   notes                                                            31,362.8         25,434.8

     Unsecured subordinated
            convertible debentures                                                         -              0.5
                                                                                ------------     ------------

               Total payable after one year                                         31,362.8         25,435.3
                                                                                ------------     ------------

               Total debt                            6.53%                      $   70,440.4     $   58,798.7
                                                                                ============     ============


     *  Excludes the effect of interest rate swap agreements.
    **  Includes $150 million with an affiliated company at December 31, 1993.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 8. DEBT (continued)

The average amount of short-term debt outstanding during the past three years was as follows (in millions): 1994 - $29,752.3; 1993 - $22,682.5; 1992 -
$19,358.4. The weighted average commercial paper interest rates per annum for these years were as follows: 1994 - 4.4%; 1993 - 3.2%; 1992 - 4.2%. The average remaining term of commercial paper was 27 days at December 31, 1994 and 28 days at December 31, 1993. The weighted average commercial paper interest rate was 5.9% at December 31, 1994 and 3.3% at December 31, 1993.

Included in debt payable after one year at December 31, 1994 and 1993 were obligations of $21,158.4 million and $19,683.5 million, respectively, with fixed interest rates and $10,204.4 million and $5,751.8 million, respectively, with variable interest rates (generally based on LIBOR or other short-term rates).

Ford Credit and certain of its subsidiaries have entered into interest rate swap agreements to manage exposures to fluctuations in interest rates. The agreements effectively decreased the overall weighted-average interest rate on total debt to 6.17% from 6.53% as of December 31, 1994, and decreased the long-term obligations subject to variable interest rates to $6,857.4 million as of that date. The result of these agreements is to reduce the effect of interest rate changes, both favorable and unfavorable, on profitability. Approximately 27% of Ford Credit's interest rate swaps mature in 1995 and approximately 90% mature by 1999.

The aggregate principal amounts of notes with terms of more than one year from dates of issue, maturing for each of the five succeeding years are as follows (in millions): 1995 - $4,712.7; 1996 - $6,587.4; 1997 - $6,702.0; 1998 -
$6,833.6; 1999 - $5,861.1; thereafter - $5,427.1.

Included in debt at December 31, 1994 were obligations payable in foreign currencies: $3,451.4 million in Canadian dollars; $1,192.8 million in Australian dollars; $655.1 million in Japanese yen; $257.9 million in German deutsche marks; $125.5 million in Luxembourg francs; $123.0 million in Italian lire; $153.3 million in European currency units; and $95.3 million in Swiss francs. Certain of these obligations are denominated in currencies other than the currency of the country of the issuer. Foreign currency swap agreements are used to hedge exposure to changes in exchange rates of such obligations. These obligations are translated in the financial statements at the year-end rates of exchange.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 9.  SUPPORT FACILITIES

Support facilities represent additional sources of funds, if required. At January 1, 1995, Ford Credit had approximately $21.1 billion of contractually committed facilities for use in the United States, with various maturity dates through June 1999. These facilities included $18.2 billion of revolving credit agreements with banks (which included $5.9 billion of Ford bank lines that may be used either by Ford or Ford Credit at Ford's option) and $2.9 billion of agreements to sell retail receivables. At January 1, 1995, all of these United States facilities were unused.

Outside of the United States, an additional $1.5 billion of contractually committed facilities, with various maturity dates through June 1999, support borrowing operations in Canada, Australia, Japan and Puerto Rico. Canadian facilities of $717 million included $181 million of Ford Motor Company of Canada Limited and Ford Ensite International Inc. lines which are available to Ford Credit Canada Limited at the option of these two companies. Australian facilities of $468 million included $177 million of Ford Motor Company of Australia Limited lines which are available to Ford Credit Australia Limited at the option of Ford Motor Company of Australia Limited. Ford Credit Japan had $321 million in support facilities at January 1, 1995. Ford Motor Credit Company of Puerto Rico, Inc. had $25 million in support facilities at January 1, 1995. Substantially all of these facilities were unused at January 1, 1995.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 10.  INCOME TAXES

Ford Credit and certain of its domestic subsidiaries join Ford in filing consolidated United States federal and state income tax returns. Pursuant to an arrangement with Ford, United States income tax liabilities or credits are allocated to Ford Credit in accordance with the contribution of Ford Credit and its subsidiaries to Ford's consolidated tax position.

The provision for income taxes consisted of the following:

                                                                              1994         1993       1992
                                                                          ----------   ----------  ---------
                                                                                     (in millions)

   Currently payable
       U.S. Federal                                                       $    286.4   $     30.8  $    21.5
       Foreign                                                                  41.9         33.0       38.4
       State and local                                                           1.5         39.7       30.3
                                                                          ----------   ----------  ---------

              Total currently payable                                          329.8        103.5       90.2

   Deferred tax liability/(benefit)
       U.S. Federal                                                            327.9        518.0      309.0
       Foreign                                                                  (6.6)        (6.5)       0.2
       State and local                                                          24.6         58.3       25.5
                                                                          ----------   ----------  ---------

              Total deferred                                                   345.9        569.8      334.7
                                                                          ----------   ----------  ---------

              Total provision                                             $    675.7   $    673.3  $   424.9*
                                                                          ==========   ==========  =========

   *  Excludes cumulative effects of changes in accounting principles.

Ford Credit adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), as of January 1, 1992. The adoption of SFAS No. 109 changed the method of accounting for income taxes from the deferred method using Accounting Principles Board No. 11 to an asset and liability approach. The cumulative effect of this change in accounting principle increased 1992 net income by $216.6 million.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 10.  INCOME TAXES (continued)

Under SFAS No. 109, deferred income taxes reflect the estimated tax effect of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities as of December 31 were as follows:


                                                                                    1994              1993
                                                                               ------------     -------------
                                                                                        (in millions)
   DEFERRED TAX LIABILITIES
   ------------------------

   Leasing transactions                                                        $    2,851.8     $     2,322.5
   Purchased tax benefits                                                             296.9             303.2
   Loan origination costs                                                              69.1              56.8
   Sales of receivables                                                                55.9              28.0
   Other                                                                               57.6              52.9
                                                                               ------------     -------------

       Total deferred tax liabilities                                               3,331.3           2,763.4


   DEFERRED TAX ASSETS
   -------------------

   Provision for credit losses                                                        481.4             434.0
   Alternative minimum tax                                                            227.3              53.7
   Employee benefit plans                                                              98.4              88.8
   Retail contract earnings method                                                     49.4              50.1
   Interest supplements                                                                40.5              40.4
   Other                                                                               28.4              47.7
                                                                               ------------     -------------

       Total deferred tax assets                                                      925.4             714.7
                                                                               ------------     -------------

          Net deferred tax liabilities                                         $    2,405.9     $     2,048.7
                                                                               ============     =============


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 10.  INCOME TAXES (continued)

A reconciliation of the provision for income taxes as a percentage of income before income taxes, excluding equity in net income of affiliated companies and minority interest in net income of subsidiaries, with the United States statutory tax rate for the last three years is shown below:

                                                                              1994         1993       1992
                                                                              ----         ----       ----

   U.S. statutory tax rate                                                     35.0%        35.0%     34.0%
   Effect of (in percentage points)
       State and local income taxes                                             2.4          3.6       3.2
       U.S. taxes attributable to foreign
          source income                                                         1.9          0.1       0.6
       Rate adjustments on deferred taxes                                      (1.7)         1.9         -
       Investment income not subject to tax or
          subject to tax at reduced rates                                      (0.9)        (1.0)     (2.0)
       Other                                                                    1.8          0.7       0.8
                                                                              -----        -----     -----

              Effective tax rate                                               38.5%        40.3%     36.6%*
                                                                               ====         ====      ====

   *Excludes cumulative effects of changes in accounting principles.


NOTE 11.  POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

Ford Credit and certain of its subsidiaries provide selected health care and life insurance benefits for retired employees under unfunded plans sponsored by Ford and certain of its subsidiaries. Ford Credit's U.S. and Canadian employees may become eligible for those benefits if they retire while working for Ford Credit; however, benefits and eligibility rules may be modified from time to time. Prior to 1992, the expense recognized for postretirement health care benefits was based on actual expenditures for the year. Beginning in 1992, the estimated cost for postretirement health care benefits is accrued on an actuarially determined basis, in accordance with the requirements of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106"). Implementation of SFAS No. 106 has not increased Ford Credit's cash expenditures for postretirement benefits. Ford Credit elected to recognize immediately the prior-year unaccrued accumulated postretirement benefit obligation, resulting in an adverse effect on income of $81.7 million in the first quarter of 1992. The charge reflected a retiree benefit obligation of $131.6 million, offset partially by projected tax benefits of $49.9 million.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 11.  POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS (continued)

Net postretirement benefit expense included the following (in millions):

                                                                                        1994          1993
                                                                                   -----------    ----------
                                                                                         (in millions)
Benefits attributed to employees' service                                          $       9.3    $      7.0
Interest on accumulated benefit obligation                                                14.7          13.1
                                                                                   -----------    ----------
   Net postretirement benefit expense                                              $      24.0    $     20.1
                                                                                   ===========    ==========

Retiree benefit payments                                                           $       3.3    $      3.2


The status of these plans, reconciled with the amounts recognized in Ford Credit's balance sheet at December 31, was as follows (in millions):

                                                                                        1994          1993
                                                                                   -----------    ----------
                                                                                         (in millions)
Accumulated Postretirement Benefit Obligation
- ---------------------------------------------
Retirees                                                                           $      45.8    $     53.0
Active employees eligible to retire                                                       20.8          23.4
Other active employees                                                                   100.4         120.2
                                                                                   ----------     ----------
   Total accumulated obligation                                                          167.0         196.6
Unamortized amendments                                                                     2.2           2.1
Unamortized net gain/(loss)                                                               39.5         (11.4)
                                                                                   -----------    ----------

   Accrued liability                                                               $     208.7     $   187.3
                                                                                   ===========     =========

Assumptions:
   Discount rate at year-end                                                              8.75%         7.50%
   Present health care cost trend rate                                                     9.2%          9.7%
   Ultimate trend rate in ten years                                                        5.5%          5.5%
   Weighted-average trend rate                                                             6.6%          6.8%


Changing the assumed health care cost trend rates by one percentage point would change the aggregate service and interest cost components of net periodic postretirement benefit cost for 1994 by $4.0 million and the accumulated postretirement benefit obligation at December 31, 1994 by $30.0 million.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 12.  TRANSACTIONS WITH AFFILIATED COMPANIES

An agreement with Ford provides for payments by Ford to Ford Credit that would maintain Ford Credit's consolidated income before income taxes and net income at specified minimum levels. No payments were required under the agreement during 1994, 1993, or 1992.

Ford Credit and its subsidiaries, from time to time, purchase accounts receivable of certain divisions and subsidiaries of Ford. The amount of such receivables outstanding was $1,218.5 million at December 31, 1994 and $1,076.9 million at December 31, 1993. Agreements with Ford also provide for payment to Ford Credit for interest supplements and other support costs on certain financing and leasing transactions. Amounts included in the income statement for these and other transactions with Ford were as follows (in millions): 1994
- - $493.4; 1993 - $583.0; 1992 - $622.8.  Ford Credit and its subsidiaries purchase from Ford and affiliates certain vehicles which were previously acquired by Ford principally from its fleet and rental car customers. The cost of these vehicles held for resale and included in other assets at December 31 was as follows (in millions): 1994 - $556.8; 1993 - $514.4. Ford Credit also has entered into a sale/leaseback agreement with Ford for vehicles leased to employees of Ford and its subsidiaries. The net investment in these lease vehicles included in operating leases at December 31 was as follows (in millions): 1994 - $592.4; 1993 - $562.3.

Investments in securities include preferred stock of a nonaffiliate ($324.0 million) and of an affiliate ($485.9 million) which were acquired from Ford.
In 1994, Ford Credit exchanged a promissory note for additional preferred stock of the affiliate, increasing the investment by $150 million. Investments in these securities are recorded at cost. Ford has provided Ford Credit with certain guarantees related to Ford Credit's investment and return on investment in this preferred stock, and for certain related finance receivables. Amounts related to these transactions included in investment and other income were as follows (in millions): 1994 - $54.5; 1993 - $52.7; 1992 - $47.2.

Ford Credit and its subsidiaries receive technical and administrative advice and services from Ford and its subsidiaries, occupy office space furnished by Ford and its subsidiaries and utilize data processing facilities maintained by Ford. Payments to Ford and its subsidiaries for such services are charged to operating expenses and were as follows (in millions): 1994 - $61.9; 1993 - $57.1; 1992 - $53.6.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 12.  TRANSACTIONS WITH AFFILIATED COMPANIES (continued)

Retirement benefits are provided under defined benefit plans for employees of Ford Credit and its subsidiaries in the United States by the Ford General Retirement Plan and for employees of the foreign subsidiaries in Australia and Canada by the respective Ford retirement plans. Employee retirement plan costs allocated to Ford Credit and its subsidiaries from Ford and charged to operating expenses were as follows (in millions): 1994 - $14.8; 1993 - $5.8; 1992 - $6.1.

At December 31, 1994 and 1993, Ford Credit had guaranteed $155.2 million and $94.6 million of debt outstanding of other subsidiaries of Ford.

See other notes for additional information regarding transactions with affiliated companies.


NOTE 13.  LITIGATION AND CLAIMS

Various legal actions, governmental proceedings and other claims are pending or may be instituted or asserted in the future against Ford Credit and its subsidiaries. Certain of the pending legal actions are, or purport to be, class actions. Some of these matters involve or may involve compensatory, punitive or antitrust or other treble damage claims in very significant amounts or other relief which, if granted, would require very significant expenditures.

Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance and it is reasonably possible that some of the foregoing matters could be decided unfavorably to Ford Credit or the subsidiary involved. Although the amount of liability at December 31, 1994 with respect to these matters cannot be ascertained, Ford Credit believes that any resulting liability should not materially affect the consolidated financial position or results of operations of Ford Credit and its subsidiaries.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 14.  FINANCIAL INSTRUMENTS

Book and Estimated Fair Value of Financial Instruments

The estimated fair value of financial instruments held by Ford Credit and its subsidiaries at December 31, and the valuation techniques used to estimate the fair value, were as follows:

                                                   1994                                 1993
                                       -------------------------------      ------------------------------
                                                             ESTIMATED                            ESTIMATED
                                              BOOK             FAIR               BOOK              FAIR
                                              VALUE            VALUE              VALUE            VALUE
                                       ---------------   ---------------    --------------    --------------
                                                (in millions)                        (in millions)
Assets
- ------

Cash and cash equivalents              $         292.0   $         292.0    $        992.3    $        992.3
Investments in securities                      1,596.3           1,590.1           1,207.3           1,265.8
Finance receivables                           51,855.5          51,470.3          46,133.9          46,605.1
Other assets                                   1,012.4           1,012.4             970.9             970.9

Liabilities
- -----------

Debt payable within one year           $      39,077.6   $      39,077.6    $     33,363.4    $     33,363.4
Debt payable after one year                   31,362.8          30,282.6          25,435.3          26,853.5
Derivative Contracts:
   Foreign exchange
         instruments
      Contracts with unrealized
         gains                                   (28.3)            187.2             (26.4)            100.5
      Contracts with unrealized
         losses                                   (0.5)            (17.7)            (11.3)            (46.4)
   Interest rate instruments
      Contracts with unrealized
         gains                                    17.9             409.9              63.6             526.0
      Contracts with unrealized
         losses                                   27.1            (576.4)            (16.0)            (67.8)

CASH AND CASH EQUIVALENTS. The book value approximates fair value because of the short maturity of these instruments.

INVESTMENTS IN SECURITIES. Investments in marketable equity and debt securities are estimated based on market prices. Book value of investments in non-marketable equity securities approximate fair value (See Note 2.).


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 14.  FINANCIAL INSTRUMENTS (continued)

FINANCE RECEIVABLES. The fair value of substantially all receivables is estimated by discounting future cash flows using an estimated discount rate which reflects the credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book values approximate fair values. Finance receivables excluded from fair market valuation include direct financing and leveraged lease investments.

OTHER ASSETS. Included in other assets is the retained interest in sold receivables and related amounts. These amounts are recorded at the present value of estimated future cash flows discounted at rates commensurate with this type of instrument, which approximates fair value.

DEBT PAYABLE WITHIN ONE YEAR. The book value approximates fair value because of the short maturity of these instruments.

DEBT PAYABLE AFTER ONE YEAR. The fair value is estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.


Financial Instruments with Off-Balance-Sheet Risk

The following sections describe the various off-balance-sheet financial instruments that Ford Credit held as of December 31, 1994 and 1993. Also included is a brief discussion of the estimated fair value of those contracts and certain risks associated with holding those contracts through maturity.

FOREIGN EXCHANGE INSTRUMENTS. Ford Credit and certain of its subsidiaries have entered into foreign currency swap agreements to manage exposure to foreign exchange rate fluctuations. These exchange agreements hedge principal and interest payments on debt that are denominated in foreign currencies. The book value of the foreign currency swap agreements represents the amount payable to the counterparty since the last settlement date.

The fair value of these foreign exchange agreements was estimated using current market rates.

In the unlikely event that a counterparty fails to meet the terms of the contract, Ford Credit's market risk is the fair value of the agreements. In the case of currency swaps, Ford Credit's market risk also may include an interest rate differential. At December 31, 1994 and 1993, the total notional amount of Ford Credit's foreign currency swaps outstanding was $1.5 billion and $2.1 billion, respectively.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 14.  FINANCIAL INSTRUMENTS (continued)

INTEREST RATE INSTRUMENTS. Ford Credit and certain of its subsidiaries have entered into interest rate swap agreements to manage exposure to fluctuations in interest rates.

Interest rate swap agreements involve the exchange of interest obligations on fixed and floating interest rate debt without the exchange of the underlying principal amounts. The differential paid or received on interest rate swap agreements is recognized as an adjustment to interest expense over the term of the underlying debt agreement. The book value of the interest rate swap agreements represents the differential receivable or payable with a swap counterparty since the last settlement date.

The fair value of interest rate instruments is the estimated amount Ford Credit would receive or pay to terminate the agreement or contract. The fair value is calculated using current market rates and the remaining terms of the agreements or contracts. Unrealized gains and losses are netted for individual counterparties.

In the unlikely event that a counterparty fails to meet the terms of an interest rate instrument, Ford Credit's exposure is the fair value of the contracts. The underlying notional amount on which Ford Credit has interest rate swaps outstanding aggregated $46.3 billion at December 31, 1994 and $31.1 billion at December 31, 1993.

Concentrations of Credit Risk

Ford Credit controls its credit risk through credit standards, limits on exposure and by monitoring the financial conditions of other parties. The majority of Ford Credit's finance receivables are geographically diversified throughout the United States. Foreign finance receivables are concentrated in Canada and Australia.


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 15. INDUSTRY SEGMENTS AND FOREIGN OPERATIONS

Ford Credit, its subsidiaries and affiliates operate in two industry segments - financing and insurance. Financing operations primarily consist of: the purchase from franchised Ford vehicle dealers of retail installment sale contracts and retail leases; wholesale financing and capital loans to franchised Ford vehicle dealers and other franchises associated with such dealers; loans to vehicle leasing companies; and diversified financing. In addition, a wholly owned subsidiary of Ford Credit provides these financing services in the United States to other vehicle dealers. Insurance operations conducted through Ford Credit's equity investment in Ford Holdings consist of: single premium deferred annuities; property and casualty insurance relating to extended service plan contracts for new and used vehicles manufactured by affiliated and nonaffiliated companies, primarily originating from Ford dealers; credit life and credit disability insurance for retail purchasers of vehicles and equipment; and physical damage insurance covering vehicles and equipment financed at wholesale by Ford Credit and its subsidiaries.

Ford Credit, through certain of its subsidiaries, operates in several foreign countries, the most significant of which are Canada and Australia. Total revenue, income before income taxes and cumulative effects of changes in accounting principles, and assets identifiable with United States and foreign operations were as follows:

                                                                       1994           1993            1992
                                                                 -------------   -------------   ------------
                                                                                 (in millions)
   Total revenue
       United States operations                                  $     9,624.1   $    7,694.8    $    6,339.2
       Foreign operations                                                765.2          643.6           734.1
                                                                 -------------   ------------    ------------
                 Total revenue                                   $    10,389.3   $    8,338.4    $    7,073.3
                                                                 =============   ============    ============

   Income before income taxes and cumulative
          effects of changes in accounting principles
       United States operations                                  $     1,689.1   $   1, 610.3    $    1,084.4
       Foreign operations                                                 77.5           66.4            83.6
       Equity in net income of affiliated
              companies                                                  232.5          198.3           155.2
                                                                 -------------   ------------    ------------
                 Total income before income taxes
                    and cumulative effects of
                    changes in accounting principles             $     1,999.1   $    1,875.0    $    1,323.2
                                                                 =============   ============    ============

   Assets at December 31
       United States operations                                  $    76,310.5   $   64,081.8
       Foreign operations                                              5,567.5        4,371.1
       Equity in net assets of affiliated
          companies                                                    1,346.5        1,201.9
                                                                 -------------   ------------
                 Total assets                                    $    83,224.5   $   69,654.8
                                                                 =============   ============


                                   Continued

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTE 16. SELECTED QUARTERLY FINANCIAL DATA
(UNAUDITED)

Selected financial data by calendar quarter for the past two years were as follows:

                                                    TOTAL         INTEREST        PROVISION FOR       NET
                                                    REVENUE        EXPENSE        CREDIT LOSSES      INCOME
                                                -------------   -----------   ------------------  -----------
                                                                        (in millions)

1994
   First Quarter                                $     2,257.2   $     760.2       $   71.1        $     298.8
   Second Quarter                                     2,593.4         845.4           61.2              368.6
   Third Quarter                                      2,649.9         905.0           39.3              314.8
   Fourth Quarter                                     2,888.8       1,030.2           74.9              330.5
                                                -------------   -----------       --------        -----------

              Full Year                         $    10,389.3   $   3,540.8       $  246.5        $   1,312.7
                                                =============   ===========       ========        ===========

1993
   First Quarter                                $     1,960.1   $     718.2       $   84.4        $     315.1
   Second Quarter                                     2,053.6         725.0           68.1              306.2
   Third Quarter                                      2,180.2         733.2           87.3              274.3
   Fourth Quarter                                     2,144.5         742.9           30.4*             298.2
                                                -------------   -----------       --------        -----------

              Full Year                         $     8,338.4   $   2,919.3       $  270.2        $   1,193.8
                                                =============   ===========       ========        -----------



______________________
* The provision for credit losses for the fourth quarter of 1993 was reduced by $78.8 million as a result of continued improvement in credit loss experience.